Exhibit 4.1

FIRST AMENDMENT TO

SECTION 382 RIGHTS AGREEMENT

THIS FIRST AMENDMENT TO SECTION 382 RIGHTS AGREEMENT (this “First Amendment”) is made and entered into as of January 10, 2023 between Navidea Biopharmaceuticals, Inc., a Delaware corporation (the “Company”), and Continental Stock Transfer & Trust Company, LLC, as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and Rights Agent entered into a Section 382 Rights Agreement dated as of April 7, 2022 (the “Agreement”);

WHEREAS, pursuant to Section 27 of the Agreement, the Company and the Rights Agent may, for so long as the Rights are redeemable, from time to time, supplement or amend the Agreement in any respect, without the approval of any holders of the Rights;

WHEREAS, the Board of Directors (“Board”) of the Company has determined it is in the best interests of the Company and its stockholders to amend the Agreement as set forth herein;

WHEREAS, the Board has authorized and approved this First Amendment; and

WHEREAS, pursuant to Section 27 of the Agreement, the Company hereby directs the Rights Agent that the Agreement shall be amended as set forth in this First Amendment.

NOW THEREFORE, the Company and the Rights Agent agree as follows:

1.         The first sentence of Section 24(a) of the Agreement is hereby amended and restated in its entirety to read as follows:

“The Board of Directors of the Company may, at its option, at any time after the Flip-In Event, exchange all or part of the then outstanding Rights (which shall not include Rights that have become null and void pursuant to the provisions of Section 11(a)(ii) hereof) for shares of Common Stock at an exchange ratio of three shares of Common Stock per Right, appropriately adjusted to reflect any stock split, stock dividend or similar transaction occurring in respect of the Common Stock, after the date hereof (such amount per Right being hereinafter referred to as the “Exchange Ratio”).”

2.         The Summary of Rights to Purchase Shares of Preferred Stock of Navidea Biopharmaceuticals, Inc. attached as Exhibit C to the Agreement is amended to replace the reference to “exchange ratio of five shares” contained in the thirteenth paragraph of Exhibit C with “exchange ratio of three shares.”

3.         Capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Agreement.

4.         Except as expressly provided herein, all of the terms of the Agreement are and will remain in full force and effect. This First Amendment shall be effective immediately as of the date first written above, and thereafter, all references to the Agreement shall be deemed to be references to the Agreement, as amended hereby.

5.         The undersigned officer of the Company hereby certifies to the Rights Agent that the amendments to the Agreement set forth in this First Amendment are in compliance with Section 27 of the Agreement and the certification contained in this Section 5 shall constitute the certification required by Section 27 of the Agreement.

6.         This First Amendment may be executed in counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

NAVIDEA BIOPHARMACEUTICALS, INC.

By:	/s/ Michael S. Rosol
Name: Michael S. Rosol, Ph.D.
Title: Chief Medical Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, LLC, as Rights Agent

By:	/s/ Stacy Aqui
Name: Stacy Aqui
Title: Vice President

[Signature Page to First Amendment]

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